Exhibit 99.B(d)(51)

Schedule A
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Los Angeles Capital Management LLC
Dated March 25, 2020, as amended June 23, 2021

SEI INSTITUTIONAL MANAGED TRUST

Small Cap Fund
Mid-Cap Fund

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Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Los Angeles Capital Management LLC

Dated March 25, 2020, as amended June 23, 2021

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Managed Trust

Small Cap Fund	[REDACTED]
Mid-Cap Fund	[REDACTED]

SEI Investments Management Corporation		Los Angeles Capital Management LLC

By:	/s/ James Smigiel	By:	/s/ Daniel Allen

Name:	James Smigiel	Name:	Daniel Allen

Title:	Chief Investment Officer	Title:	Chief Executive Officer/ President

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